Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258707

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 31, 2021)

26,320,000 shares of Common Stock

and

Warrants to purchase up to 26,320,000 shares of Common Stock

We are offering 26,320,000 shares of our common stock and warrants to purchase up to 26,320,000 shares of our common stock (and the common stock issuable from time to time upon exercise of the offered warrants). Each whole warrant will entitle the holder thereof to purchase one share of our common stock. The shares of common stock and warrants will be issued separately but can only be purchased together in this offering. The public offering price for each share of common stock is $1.89 and the public offering price for each warrant is $0.01.

Each warrant will have an exercise price of $2.565 per share, will become exercisable commencing on the date of issuance, and will expire on the fifth anniversary of the date of issuance. The shares of common stock and accompanying warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “OPTN.” On November 18, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.90 per share. There is currently no established trading market for the offered warrants. We do not plan on applying to list the warrants on The Nasdaq Global Select Market, any other national securities exchange or any other nationally recognized trading system. The warrants will be issued in book-entry form pursuant to a warrant agency agreement between us and Broadridge Corporate Issuer Solutions, Inc., as the warrant agent.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we are subject to reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company” on page S-4 of this prospectus supplement.
Investing in our securities involves a high degree of risk. Please read the “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 6 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our securities.

	PER SHARE	PER WARRANT	TOTAL
Public offering price	$1.89	$0.01	$50,008,000
Underwriting discounts and commissions (1)	$0.1134	$0.0006	$3,000,480
Proceeds to OptiNose, Inc., before expenses (2)	$1.7766	$0.0094	$47,007,520

(1)    See "Underwriting" beginning on page S-29 of this prospectus supplement for information regarding compensation payable to the underwriters.

(2)    The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in the offering.
We have granted the underwriters an option for a period of 30 days to purchase up to an additional 3,948,000 shares of our common stock and/or warrants to purchase up to 3,948,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise the option to purchase additional shares of our common stock and/or accompanying warrants to purchase up to 3,948,000 shares of our common stock in full, the total underwriting discounts and commissions payable by us will be $3.45 million and the total proceeds to us, before expenses, will be $54.1 million, excluding the proceeds, if any, for the exercise of the warrants issued pursuant to this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock and warrants to investors on or about November 23, 2022.

Piper Sandler	BMO Capital Markets	Cantor

The date of this prospectus supplement is November 21, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 (File No. 333-258707) that we filed with the Securities and Exchange Commission, or SEC, on August 11, 2021 and was declared effective by the SEC on August 31, 2021, pursuant to which we may from time to time offer various securities in one or more offerings.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our securities and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus before the date of this prospectus supplement, on the other hand, or the information contained in any free writing prospectus prepared by us or on our behalf that we have authorized for use in connection with this offering, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference into this prospectus supplement or into the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement unless otherwise specified.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus supplement does not contain all of the information that is important to you. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference” and the sections of the accompanying prospectus entitled "Where You Can Find More Information" and "Incorporation by Reference". You should rely only on the information contained or incorporated by reference in this prospectus supplement.
OPTINOSE®, XHANCE® EDS®, and EXHALATION DELIVERY SYSTEM™ are trademarks of ours in the United States. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and trade names. All other trademarks, trade names and service marks appearing in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
We are offering to sell, and seeking offers to buy, and the underwriters are soliciting offers to buy, these securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. For investors outside of the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering
S-i

and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
S-ii

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus contain estimates, projections, market research and other data generated by independent third parties, by third parties on our behalf and by us concerning XHANCE, market access, the intranasal steroid market, prescriptions and disease prevalence. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual results, events or circumstances may differ materially from results, events and circumstances that are reflected in this information. As a result, you are cautioned not to give undue weight to such information.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our consolidated financial statements and related notes incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2021, or our 2021 Annual Report, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, or our 2022 Quarterly Reports, and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2021 Annual Report and 2022 Quarterly Reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Unless the context otherwise requires, we use the terms “Optinose,” “Company,” “we,” “us,” “our” and similar designations in this prospectus supplement to refer to OptiNose, Inc. and, where appropriate, our subsidiaries.
Company Overview
We are a specialty pharmaceutical company focused on the development and commercialization of products for patients treated by ear, nose and throat, or ENT, and allergy specialists. Our first commercial product, XHANCE® (fluticasone propionate) nasal spray, 93 micrograms, is a therapeutic utilizing our proprietary Exhalation Delivery System, or EDS, device that delivers a topically-acting corticosteroid for the treatment of chronic rhinosinusitis with nasal polyps and, if approved, chronic rhinosinusitis without nasal polyps (also referred to as chronic sinusitis). Chronic rhinosinusitis is a serious nasal inflammatory disease that is treated using therapies, such as intranasal steroids, or INS, which have significant limitations. We believe XHANCE has a differentiated clinical profile with the potential to become part of the standard of care for this disease because it is able to deliver medication to the primary site of inflammation high and deep in the nasal passages in regions not adequately reached by conventional INS.
In September 2017, the U.S. Food and Drug Administration, or FDA, approved XHANCE for the treatment of nasal polyps in patients 18 years of age or older. XHANCE was made widely available through commercial channels in April 2018.

We have completed two Phase 3b clinical trials of XHANCE for a follow-on indication for the treatment of chronic sinusitis. Positive top-line results from the trials were announced in March and June 2022. Based on the results of these trials, XHANCE has the potential to be the first drug therapy approved by the FDA for the treatment of chronic sinusitis. We plan to submit a supplemental new drug application for XHANCE to the FDA in early 2023 and anticipate an FDA target action date in the fourth quarter of 2023.

For more information about our company, please refer to other documents that we have filed with the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as listed under the heading “Incorporation by Reference.”

Recent Developments
Amendment and Restatement of Note Purchase Agreement
Concurrently with the pricing of this offering, we amended and restated that certain Note Purchase Agreement, or the Note Purchase Agreement, initially entered into on September 12, 2019 and amended through November 9, 2022 among us, our subsidiaries, OptiNose US, Inc., OptiNose AS and OptiNose UK, LTD. and BioPharma Credit PLC, as collateral agent, and the purchasers party thereto from time to time. The amended and restated agreement entered into concurrently with the pricing of this offering is referred to herein as the A&R Note Purchase Agreement.

We have issued $130.0 million of senior secured notes, which we refer to as the Pharmakon Senior Secured Notes, to date under the Note Purchase Agreement, and there are no outstanding commitments for the purchasers to purchase any additional senior secured notes under the Note Purchase Agreement.

Pursuant to the A&R Note Purchase Agreement, the financial covenants requiring us to achieve minimum trailing twelve-month consolidated XHANCE net product sales and royalties were modified as follows (amounts in millions):

Trailing Twelve-Months Ending	Requirement Prior to A&R Note Purchase Agreement	Requirement under the A&R Note Purchase Agreement
September 30, 2022	N/A	N/A
December 31, 2022	N/A	N/A
March 31, 2023	$98.75	N/A
June 30, 2023	102.50	N/A
September 30, 2023	106.25	N/A
December 31, 2023	110.00	N/A
March 31, 2024	113.75	$82.50
June 30, 2024	117.50	90.00
September 30, 2024	N/A	102.50
December 31, 2024	N/A	110.00
March 31, 2025	N/A	115.00
June 30, 2025	N/A	120.00
September 30, 2025	N/A	125.00
December 31, 2025	N/A	130.00
March 31, 2026	N/A	135.00
June 30, 2026	N/A	140.00
September 30, 2026	N/A	145.00
December 31, 2026	N/A	150.00
March 31, 2027	N/A	155.00
June 30, 2027	N/A	160.00
September 30, 2027	N/A	165.00

Also, the A&R Note Purchase Agreement provides for:
•an extension of the maturity date of the Pharmakon Senior Secured Notes from September 12, 2024 to June 30, 2027, or the New Maturity Date;
•an extension of the interest-only period from September 2023 to September 2025, after which principal repayments would commence starting on September 30, 2025 and would be made in eight equal quarterly installments of principal and interest through the New Maturity Date;
•an amended interest rate through the New Maturity Date equal to the 3-month Secured Overnight Financing Rate, or SOFR (subject to a 2.50% floor), determined as of the date that is two business days prior to the commencement of each quarter, plus 8.50% per annum, which interest rate shall be increased by an additional 3.00% per annum upon the occurrence and during the continuation of any event of default;
•a modification of the “make-whole” premium payment due in connection with any principal prepayments (whether mandatory or voluntary) made prior to the three-year anniversary of the date of the A&R Note Purchase Agreement. On any such prepayment date, we will be required to pay a make-whole premium in the amount of (i) for any prepayment date occurring up until and including the 18-month anniversary of the date of the A&R Note Purchase Agreement, the foregone interest from such prepayment date through the 18-month anniversary of such prepayment date, and (ii) for any prepayment after the 18-month anniversary of the date of the A&R Note Purchase Agreement, the foregone interest from such prepayment date through the 3-year anniversary of the date of the A&R Note Purchase Agreement; provided, however, that in no event shall the amount of all make-whole premium payments exceed $24.0 million in the aggregate;
•certain modifications to the affirmative and negative covenants and events of default, including, without limitation, (i) the requirement for us to deliver quarterly and annual financial statements that, commencing with the fiscal period ending December 31, 2023, are not subject to a “going concern” qualification and (ii) the removal of certain exceptions to the negative covenants which previously permitted us to enter into certain transactions without the consent of the holders of the Pharmakon Senior Secured Notes, including permitted acquisitions, swap contracts, convertible bonds and a revolving credit facility;

•certain modifications to our obligations to reimburse the holders of the Pharmakon Senior Secured Notes for certain expenses and to indemnify them for certain liabilities as well as the procedures relating thereto;
•expansion of the rights of the holders of the Pharmakon Senior Secured Notes to assign, transfer and grant participation interests in the notes; and
•certain other modifications as set forth in the A&R Note Purchase Agreement.

As an inducement for the holders of the Pharmakon Senior Secured Notes to enter into the A&R Note Purchase Agreement, we are required to pay the holders of the Pharmakon Senior Secured Notes an amendment fee of $3.9 million (representing 3% of the outstanding principal balance of such notes) due on the New Maturity Date or the earlier repayment of the Pharmakon Senior Secured Notes, which amendment fee shall be (i) reduced to $1.3 million in the event we repay the Pharmakon Senior Secured Notes in full prior to the one-year anniversary of the date of the A&R Note Purchase Agreement and (ii) reduced to $2.6 million in the event we repay the Pharmakon Senior Secured Notes in full on or after the one-year anniversary of the date of the A&R Note Purchase Agreement and prior to second anniversary of the date of the A&R Note Purchase Agreement. Additionally, the $1.3 million fee payable under the Fourth Amendment to the Note Purchase Agreement that we entered into on November 9, 2022 will be credited against the amendment fee payable in connection with the A&R Note Purchase Agreement.

The foregoing description of the A&R Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Note Purchase Agreement, a copy of which is filed as an exhibit to the Current Report on Form 8-K that we filed with the SEC on November 21, 2022 and is incorporated by reference herein. You are urged to read the entire A&R Note Purchase Agreement.
For more information about the Note Purchase Agreement and the A&R Note Purchase Agreement, please see “Description of our Debt Securities – Outstanding Senior Secured Notes” in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including current reports on Form 8-K filed by us with the SEC on September 12, 2019, February 18, 2020, August 18, 2020, February 25, 2021, November 16, 2021 and November 21, 2022 as well as the information contained in our 2021 Annual Report and 2022 Quarterly Reports.
Corporate Information
We were incorporated in Delaware in May 2010. Our predecessor entity OptiNose AS was formed under the laws of Norway in September 2000. In 2010, OptiNose AS became our wholly-owned subsidiary as part of an internal reorganization. During 2022, our board of directors approved the liquidation of Optinose AS and Optinose UK in order to simplify our corporate structure. We are in the process of liquidating such entities.
Our primary executive offices are located at 1020 Stony Hill Road, Suite 300, Yardley, Pennsylvania 19067 and our telephone number is (267) 364‑3500. Our website address is www.optinose.com. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement, the accompanying prospectus or any other report or document that we file with or furnish to the SEC. We have included our website address in this prospectus supplement as an inactive textual reference and do not intend it to be an active link to our website.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until December 31, 2022.
As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act relating to the effectiveness of our internal control over financial reporting;
•reduced disclosure obligations regarding executive compensation and financial statements in our periodic reports, proxy statements and registration statements; and
•exemptions from the requirements of holding a nonbinding advisory vote to approve executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of these reporting exemptions and, therefore, the information that we provide stockholders may be different than what you might obtain from other public companies in which you hold equity interests.

The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

THE OFFERING

Common stock offered by us	26,320,000 shares, plus 26,320,000 shares of our common stock underlying the warrants offered in this offering.
Warrants offered by us	Warrants to purchase up to 26,320,000 shares of our common stock. Each warrant will have an exercise price of $2.565 per share, will be exercisable commencing on the date of issuance and will expire on the fifth year anniversary of the date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For additional information regarding the warrants, see “Description of the Securities We are Offering” beginning on page S-21 of this prospectus supplement.
Option to purchase additional shares and/or warrants
We have granted to the underwriters the option, exercisable for 30 days from the date of the final prospectus supplement, to purchase up to an additional 3,948,000 shares of our common stock and/or warrants to purchase up to an aggregate of 3,948,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions.

Common stock to be outstanding immediately after this offering
109,840,471 shares (assuming no exercise of the warrants offered hereby and 136,160,471 shares if the warrants are exercised in full) (113,788,471 shares assuming the underwriters exercise their option to purchase additional shares of our common stock and/or warrants to purchase shares of our common stock in full and no exercise of the warrants offered hereby and 144,056,471 shares if all of the warrants in this offering are exercised in full).

Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $46.6 million assuming no exercise of the warrants offered hereby.
                                                                                                                                            We intend to use the net proceeds from this offering for working capital and general corporate purposes, including the commercialization of XHANCE, and the pursuit of a follow-on indication for XHANCE for the treatment of chronic sinusitis. See “Use of Proceeds” on page S-18 of this prospectus supplement for a more complete description.

Risk Factors
You should read the “Risk Factors” section beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of certain of the factors to consider carefully before deciding to purchase any of our securities.

Nasdaq Global Select Market Symbol	“OPTN”
Market for the warrants	There is currently no established public trading market for the offered warrants. We do not plan on applying to list the warrants on The Nasdaq Global Select Market, any other national securities exchange or any other nationally recognized trading system. The warrants will be issued in book-entry form pursuant to a warrant agency agreement between us and Broadridge Corporate Issuer Solutions, Inc., as the warrant agent.
Outstanding Shares
The number of shares of our common stock to be outstanding immediately after this offering is based on 83,520,471 shares of our common stock outstanding as of September 30, 2022. Unless specifically stated otherwise, the information in this prospectus supplement is as of September 30, 2022, and excludes:
•9,581,947 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2022 at a weighted‑average exercise price of $7.03 per share;

•8,000 shares of our common stock issuable upon the exercise of stock options granted subsequent to September 30, 2022, at a weighted-average exercise price of $3.09 per share;

•1,871,021 shares of our common stock underlying our restricted stock units outstanding as of September 30, 2022;

•2,673,734 shares of our common stock reserved for future issuance under our Amended and Restated 2010 Stock Incentive Plan, or the 2010 Plan, as of September 30, 2022;

•2,500,000 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2022 at an exercise price of $1.60 per share;

•up to $50 million of shares of our common stock that may be issued and sold from time to time under an “at-the-market” equity offering program pursuant to that certain Open Market Sale AgreementSM, dated as of August 11, 2021 with Jefferies LLC, of which no shares have been sold to date;

•1,102,716 shares of our common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan, or the 2017 ESPP, as of September 30, 2022; and

•26,320,000 shares of our common stock issuable upon the exercise of warrants offered hereby.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise or settlement of the outstanding stock options, warrants and restricted stock units described above and no exercise by the underwriters of their option to purchase up to an additional 3,948,000 shares of our common stock and/or warrants to purchase up to an aggregate of 3,948,000 additional shares of our common stock in this offering.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those set forth under the heading “Risk Factors” in our 2021 Annual Report and our 2022 Quarterly Reports, which are incorporated by reference in this prospectus supplement. Our business, operating results, financial condition or prospects could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a loss of all or part of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our securities.
Risks Related to Our Financial Position and Capital Resources

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

As of September 30, 2022, we had cash and cash equivalents of $61.1 million. Our accumulated deficit as of September 30, 2022 was $669.7 million. We have incurred significant net losses since inception and also expect to incur substantial losses in future periods. Our continuation as a going concern is dependent on (a) our ability to maintain compliance with our financial covenants and other terms under the A&R Note Purchase Agreement, including (i) the trailing twelve-month minimum consolidated XHANCE net sales and royalties covenant, (ii) the requirement to maintain at least $30.0 million of cash and cash equivalents and (iii) the requirement to deliver quarterly and annual financial statements that, commencing with the fiscal period ending December 31, 2023, are not subject to a "going concern" qualification; (b) our ability to obtain a follow-on indication for XHANCE for the treatment of chronic sinusitis, and (c) our ability to generate sufficient cash flows from operations to meet our obligations and/or obtain additional financing from our stockholders or other sources, as may be required.

As of the date of this prospectus supplement, we expect consolidated XHANCE net sales and royalties for the trailing twelve month period ending December 31, 2022 to be between $74.0 million and $78.0 million. On November 9, 2022, we entered into a Fourth Amendment to the Note Purchase Agreement, which resulted in the waiver of the minimum consolidated XHANCE net sales and royalties required to be achieved under the Note Purchase Agreement for the trailing twelve-month period ending September 30, 2022 and December 31, 2022.

In addition, concurrent with the pricing of this offering, we entered into the A&R Note Purchase Agreement which, among other things, waives the minimum consolidated XHANCE net sales and royalties required to be achieved for the trailing twelve-month periods ending March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 and revises the minimum consolidated XHANCE net sales and royalties required to be achieved for future periods, modifies the interest rate and extends the interest-only period so that principal payments are payable in eight equal quarterly installments beginning on September 30, 2025 (instead of September 15, 2023) and continuing until the New Maturity Date of June 30, 2027.

If we are unable to achieve at least $82.5 million of consolidated XHANCE net sales and royalties for the trailing twelve-month period ending March 31, 2024 or the minimum consolidated XHANCE net sales and royalties for any other future trailing twelve-month period as required under the A&R Note Purchase Agreement, and we are unable to obtain a waiver or modification to this financial covenant, we will be in breach under the A&R Note Purchase Agreement, which will constitute an event of default under the terms of the A&R Note Purchase Agreement. If the holders of the Pharmakon Senior Secured Notes elect to accelerate the repayment of all unpaid principal and accrued interest under such holders’ Pharmakon Senior Secured Notes as described below, we may be forced to delay or reduce the scope of our development programs and clinical trials, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. These factors raise substantial doubt about our ability to continue as a going concern.

If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. Future reports of our independent registered public accounting firm may contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms, if at all.

Our failure to comply with the covenants or other terms of the A&R Note Purchase Agreement, including but not limited to as a result of events beyond our control, could result in a default under the A&R Note Purchase Agreement that could materially and adversely affect the ongoing viability of our business.

The A&R Note Purchase Agreement contains various covenants that limit our ability to engage in specified types of transactions without our lenders’ prior consent, as well as financial covenants that require us to maintain at least $30.0 million of cash and cash equivalents in certain deposit accounts and require us to achieve certain minimum trailing twelve-month consolidated XHANCE net sales and royalties, tested on a quarterly basis. We are required to achieve the following minimum consolidated XHANCE net sales and royalties under the A&R Note Purchase Agreement:

Trailing Twelve-Months Ending	Requirement Prior to A&R Note Purchase Agreement	Requirement under the A&R Note Purchase Agreement
September 30, 2022	N/A	N/A
December 31, 2022	N/A	N/A
March 31, 2023	$98.75	N/A
June 30, 2023	102.50	N/A
September 30, 2023	106.25	N/A
December 31, 2023	110.00	N/A
March 31, 2024	113.75	$82.50
June 30, 2024	117.50	90.00
September 30, 2024	N/A	102.50
December 31, 2024	N/A	110.00
March 31, 2025	N/A	115.00
June 30, 2025	N/A	120.00
September 30, 2025	N/A	125.00
December 31, 2025	N/A	130.00
March 31, 2026	N/A	135.00
June 30, 2026	N/A	140.00
September 30, 2026	N/A	145.00
December 31, 2026	N/A	150.00
March 31, 2027	N/A	155.00
June 30, 2027	N/A	160.00
September 30, 2027	N/A	165.00

In the event that we maintain compliance with the trailing twelve-month minimum consolidated XHANCE net sales and royalties that we are required to meet each quarter, maintain at least $30.0 million of cash and cash equivalents and deliver quarterly and annual financial statements that, commencing with the fiscal period ending December 31, 2023, are not subject to a "going concern" qualification, in each case, to avoid an acceleration of payments due under the Pharmakon Senior Secured Notes, then the aggregate maturities of debt as of September 30, 2022 would be eight equal quarterly payments of $16.25 million starting on September 30, 2025. The Pharmakon Senior Secured Notes are guaranteed by us, OptiNose AS and certain of our subsidiaries and are secured by a pledge of substantially all of our and their assets.

Each holder of the Pharmakon Senior Secured Notes may elect to accelerate the repayment of all unpaid principal and accrued interest under such holders’ Pharmakon Senior Secured Notes upon consummation of a specified change of control transaction or occurrence of certain events of default (as specified in the A&R Note Purchase Agreement), including, among other things:
•our default in a payment obligation under the Pharmakon Senior Secured Notes;
•our breach of the financial covenants, affirmative covenants, restrictive covenants or other terms of the A&R Note Purchase Agreement, including (i) the trailing twelve-month minimum consolidated XHANCE net sales and royalties covenant, (ii) the requirement to maintain at least $30.0 million of cash and cash equivalents and (iii) the requirement to deliver quarterly and annual financial statements that, commencing with the fiscal period ending December 31, 2023, are not subject to a "going concern" qualification;
•our breach of reporting obligations;
•our failure to properly maintain the collateral;
•any circumstance that could reasonably be expected to have a material adverse effect (as defined in the A&R Note Purchase Agreement) on us;
•certain regulatory and/or commercial actions that cause an ongoing delay in commercialization of XHANCE; and
•certain specified insolvency and bankruptcy-related events.

Subject to any applicable cure period set forth in the Pharmakon Senior Secured Notes, all amounts outstanding with respect to the Pharmakon Senior Secured Notes (principal and accrued interest), as well as any applicable prepayment premiums or interest “make-whole” payments, would become due and payable immediately upon an event of default and shall be subject to a default interest rate of an additional 3%. Our assets or cash flow may not be sufficient to fully repay our obligations under the Pharmakon Senior Secured Notes if the obligations thereunder are accelerated upon any events of default. Further, if we are unable to repay, refinance or restructure our obligations under the Pharmakon Senior Secured Notes, or obtain a waiver or modification to the financial covenants or any other terms under the A&R Note Purchase Agreement as may be required in the future, the holders of such Pharmakon Senior Secured Notes could proceed to protect and enforce their rights under the Pharmakon Senior Secured Notes by exercising such remedies (including foreclosure on the assets securing our obligations under the Pharmakon Senior Secured Notes and the A&R Note Purchase Agreement) as are available to the holders thereunder and in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in the Pharmakon Senior Secured Notes or in aid of the exercise of any power granted in the Pharmakon Senior Secured Notes. Any such action would materially and adversely affect the ongoing viability of our business.

Our Note Purchase Agreement contains restrictions that limit our flexibility in operating our business.

The Note Purchase Agreement contains various covenants that limit our ability to engage in specified types of transactions without Pharmakon's prior consent. These covenants limit our ability to, among other things:
•sell, transfer, lease or dispose of our assets;
•create, incur or assume additional indebtedness;
•encumber or permit liens on certain of our assets;
•make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock;
•make specified investments (including loans and advances);
•consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•enter into certain transactions with our affiliates;
•grant certain license rights related to our products, technology and other intellectual property rights; and
•permit our cash and cash equivalents held in certain deposit accounts to be less than $30.0 million at any time.

In addition, the A&R Note Purchase agreement provides for, among other things, modifications to the affirmative and negative covenants and events of default, including, without limitation, the removal of certain exceptions to the negative covenants which previously permitted us to enter into certain transactions without the consent of the holders of the Pharmakon Senior Secured Notes, including permitted acquisitions, swap contracts, convertible bonds and a revolving credit facility.

The covenants in our A&R Note Purchase Agreement and related security agreements may limit our ability to take certain actions that may be in our long-term best interests. In the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding under the Pharmakon Senior Secured Notes, plus penalties and interest, terminate their commitments to purchase additional Pharmakon Senior Secured Notes and foreclose on the collateral granted to them to secure the Pharmakon Senior Secured Notes. Such repayment could have a material adverse effect on our business, operating results and financial condition.

Provisions of the Pharmakon Senior Secured Notes for certain potential payments to the holders of such Pharmakon Senior Secured Notes could impede a sale of the Company.

Subject to certain exceptions, we are required to make mandatory prepayments of the Pharmakon Senior Secured Notes, with the proceeds of asset sales, extraordinary receipts and prohibited debt issuances, and upon the occurrence of a change of control (as defined in the A&R Note Purchase Agreement). In addition, we may make voluntary prepayments of the Pharmakon Senior Secured Notes, in whole or in part. All mandatory and voluntary prepayments of the Pharmakon Senior Secured Notes are subject to the payment of prepayment premiums as follows: (i) if prepayment occurs on or after September 12, 2022 but prior to September 12, 2023, an amount equal to 1% of the principal prepaid, and (ii) if prepayment occurs on or after September 12, 2023, no prepayment premium is due. We are also required to pay a "make-whole" amount in respect of any principal prepayments (whether mandatory or voluntary) made prior to the 36-month anniversary of the effective date of the A&R Note Purchase Agreement, in an amount equal to in the amount of (i) for any prepayment date occurring up until and including the 18-month anniversary of the date of the A&R Note Purchase Agreement, the foregone interest from such prepayment date through the 18-month anniversary of such prepayment date, and (ii) for any prepayment after the 18-month anniversary of the date of the A&R Note Purchase Agreement, the foregone interest from such prepayment date through the 3-year anniversary of the date of the A&R Note Purchase Agreement; provided, however, that in no event shall the amount of all make-whole premium payments exceed $24.0 million in the aggregate. These provisions may make it more costly for a potential acquirer to engage in a business combination transaction with us. Provisions that have the effect of discouraging, delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Risks Related to This Offering and Ownership of Our Common Stock and Accompanying Warrants

We may require additional capital to fund our operations and, if we fail to obtain necessary capital, we may be unable to continue the commercialization of XHANCE for the treatment of nasal polyps and the development of XHANCE for the treatment of chronic sinusitis and our other product candidates.
Our operations have consumed substantial amounts of cash. To date, we have financed our operations primarily through the sale and issuance of common and preferred stock, debt, licensing revenues, XHANCE sales and research grants. We expect to continue to spend substantial amounts to commercialize XHANCE and seek regulatory approval of a follow-on indication of XHANCE for the treatment of chronic sinusitis. As of September 30, 2022, we had cash and cash equivalents of $61.1 million. Although it is difficult to predict our future liquidity requirements, we may require additional capital in the future, which we would seek to secure through equity or debt financings, partnerships, collaborations, or other sources in order to meet our debt service obligations under our outstanding senior secured notes, including repayment, to carry out our planned development and commercial activities, and to advance the development of XHANCE for the treatment of chronic sinusitis and our other product candidates.
Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:
▪the success of our commercialization of XHANCE for the treatment of nasal polyps including, among other things, patient and physician acceptance of XHANCE and our ability to maintain adequate insurance coverage and reimbursement for XHANCE;
▪the duration and impact of COVID-19 on our business;
▪the cost of commercialization activities for XHANCE, including product manufacturing, distribution, marketing and sales;
▪net product revenues received from sales of XHANCE;
▪the level of co-pay assistance and other patient affordability programs offered for XHANCE;
▪our development plans for XHANCE, including clinical trials for the supplemental indication for the treatment of chronic sinusitis and the FDA-mandated post-marketing pediatric study;
▪the outcome, timing and cost of the regulatory approval process of XHANCE for chronic sinusitis by the FDA, including the potential for the FDA to require that we perform more studies and clinical trials than those that we currently expect;
▪the costs involved in preparing, filing and prosecuting patent applications, and maintaining and enforcing our intellectual property rights;
▪the cost of maintaining and enforcing our intellectual property rights, as well as the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;
▪the initiation, progress, timing, costs and results of clinical trials and other research and development related to additional product candidates;
▪the extent to which we in-license, acquire or otherwise partner in the development of other products, product candidates or technologies; and
▪our ability to maintain compliance with the financial covenants (including the requirement for us to achieve certain minimum trailing twelve-month consolidated XHANCE net sales and royalties thresholds and the requirement for us to maintain at least $30.0 million of cash and cash equivalents at all times) and the other provisions under the A&R Note Purchase Agreement, and, if needed and available from the holders of the Pharmakon Senior Secured Notes, the costs and conditions associated with obtaining a waiver or modification of such covenants or other provisions.
We cannot be certain that additional funding will be available when needed on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts, when required or on acceptable terms, we also could be required to:

▪seek strategic collaborations to assist in the commercialization of XHANCE in the United States and other markets at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;
▪significantly delay, scale back or discontinue the development of XHANCE for the treatment of chronic sinusitis;
▪relinquish or license on unfavorable terms our rights to our EDS devices and technologies or other product candidates that we otherwise would seek to develop or commercialize ourselves;
▪delay, limit, reduce or terminate the drug development of our current or future product candidates, or seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or
▪significantly curtail our operations.
You will experience immediate and substantial dilution in the book value of the shares that you purchase in this offering.
The public offering price per share of our common stock and accompanying warrant being offered is substantially higher than the as adjusted net tangible book deficit per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock and accompanying warrants in this offering at the public offering price of $1.90 per share and accompanying warrant, you will experience immediate dilution of $2.14 per share, the difference between the price per share you will pay for our common stock and accompanying warrant in this offering and our as adjusted net tangible book deficit per share as of September 30, 2022 after giving effect to the issuance of 26,320,000 shares of our common stock and accompanying warrants to purchase 26,320,000 shares of our common stock in this offering. As a result of the dilution to investors purchasing shares of our common stock and accompanying warrants in this offering, investors may receive significantly less than the purchase price paid for shares of our common stock and accompanying warrants in this offering, if anything, in the event of our liquidation. See “Dilution” on page S-19 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock and accompanying warrants in this offering.

In addition, as of September 30, 2022, we had outstanding stock options to purchase an aggregate of 9,581,947 shares of our common stock at a weighted-average exercise price of $7.03 per share, 1,871,021 shares of our common stock underlying outstanding restricted stock units, and warrants to purchase an aggregate of 2,500,000 shares of our common stock at an exercise price of $1.60 per share. To the extent these outstanding stock options or warrants are exercised or these outstanding restricted stock units vest and settle into shares, there will be further dilution to investors in this offering.
Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.
The market price of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After this offering, there will be 109,840,471 shares of our common stock outstanding, based on the number of shares outstanding as of September 30, 2022, including all of the shares of our common stock sold in this offering, assuming the underwriters do not exercise their option to purchase additional shares and/or accompanying warrants, which may be resold in the public market immediately. We are also offering warrants to purchase up to an aggregate of 26,320,000 additional shares of our common stock, assuming the underwriters do not exercise their option to purchase additional shares and/or accompanying warrants.

In connection with this offering, we, our executive officers and directors and MVM Partners, LLC, or MVM, one of our largest stockholders, have agreed with the underwriters in this offering, that for 90 days after the date of this prospectus supplement, subject to certain exceptions, we and they will not, directly or indirectly, dispose of any of our common stock or securities convertible into or exercisable or exchangeable for our common stock.
Upon completion of this offering, based on the number of shares outstanding as of September 30, 2022, we will have 109,840,471 shares of our common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares and/or warrants and no exercise of the warrants offered hereby. Of these shares, 95,044,289 shares of our common stock will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, after this offering unless any shares sold in this offering are purchased by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. 14,796,182 of our remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. Subject to the provisions of Rule 144 under the Securities Act and applicable lock-up agreements, these remaining shares of our common stock are either available for sale now or will be available for sale in the public market beginning on the 91st day following the date of this prospectus supplement upon expiration of lock-up agreements entered into in connection with this offering, as described below.
In addition, as of September 30, 2022, there were 9,581,947 shares of our common stock subject to outstanding stock options, 1,871,021 shares of our common stock to be issued upon the vesting of outstanding restricted stock units, and 2,500,000 shares issuable upon the exercise of outstanding warrants. As of September 30, 2022, we had also reserved (i) 2,673,734 shares of our common stock for future issuance under the 2010 Plan and (ii) 1,102,716 shares of our common stock for future issuance under the

2017 ESPP, each of which also includes an evergreen provision that automatically increases the number of shares reserved for future issuance under the applicable plan each year. In addition, we are also offering warrants to purchase up to an aggregate of 26,320,000 additional shares of our common stock, assuming the underwriters do not exercise their option to purchase additional shares and/or accompanying warrants, which will be exercisable on the initial grant date. Accordingly, these shares of our common stock may be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements described above and compliance with applicable securities laws.

Moreover, if we issue stock options, performance stock units, restricted stock units, warrants or other securities to purchase or acquire our common stock in the future and those stock options, performance stock units, restricted stock units, warrants or other securities are exercised, converted or settled you may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

In addition, certain holders of shares of our common stock have exercised their rights to require us to file registration statements for public resale or to include such shares in registration statements that we have filed which shares are now freely tradable in the public market without limitation. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Further, we may issue shares of our common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline. The warrants being issued in this offering also contain provisions that may lead to adjustments of the exercise price with respect to certain future issuances by us of certain of our securities. Any adjustments could further impact the dilution from future offerings of securities.
We will have broad discretion in the use of the net proceeds to us from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.
We will have broad discretion in the application of the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You may not agree with our decisions, and our management may not apply the net proceeds to us from this offering in ways that ultimately increase the value of your investment. We expect to use the net proceeds to us from this offering in the manner described in the “Use of Proceeds” section of this prospectus supplement. Our failure to apply these net proceeds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and negatively impact the commercialization of XHANCE or the development of XHANCE for a follow-on indication for the treatment of chronic sinusitis. Pending their use, we intend to invest the net proceeds to us from this offering in short- and intermediate-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds to us from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results and it could compromise our ability to commercialize XHANCE, develop XHANCE for a follow-on indication for the treatment of chronic sinusitis or develop and commercialize other product candidates, any of which could cause the price of our common stock to decline.
Our 5% stockholders and management own a substantial percentage of our common stock prior to this offering and will continue to be able to exert significant control over matters subject to stockholder approval after this offering, which could prevent new investors from influencing significant corporate decisions.
As of September 30, 2022, our executive officers, directors, beneficial owners of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 50% of our outstanding common stock. The 5% stockholders include Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P. and Avista Capital Partners (Offshore) II-A, L.P., or collectively Avista, our largest stockholder, who beneficially owned approximately 17.1% of our outstanding common stock as of September 30, 2022. Additionally, MVM and its affiliated entities beneficially owned approximately 15.0% of our outstanding stock as of September 30, 2022. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest. The interests of Avista and MVM may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock. These actions might affect the prevailing market price for our common stock. In addition, because Avista and certain of our other principal stockholders have held their shares for several years, they may be more interested in selling our company than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders. Such concentration of ownership control may also:

▪delay, defer or prevent a change in control;
▪entrench our management and/or the board of directors; or
▪impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

We may also take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment to decline.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain and you may never receive a return on your investment.
We have never declared or paid cash dividends on our capital stock, and you should not rely on an investment in our securities to provide dividend income. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the A&R Note Purchase Agreement prohibits us, and the terms of any future debt agreements may also preclude us, from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.
If an active, liquid trading market for our warrants does not develop, you may not be able to sell your warrants quickly or at or above the price you paid for it.
The warrants issued in this offering will be exercisable commencing on the date of issuance and expire on the fifth anniversary of the date of issuance. The warrants will have an initial exercise price equal to $2.565. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value. There is no established trading market for the warrants to be sold in this offering, and the market for the warrants may be highly volatile or may decline regardless of our operating performance. We do not plan on applying to list the warrants on The Nasdaq Global Select Market, any other national securities exchange or any other nationally recognized trading system. Accordingly, we do not expect an active market for our warrants to develop or be sustained and it may be difficult for you to sell your warrants at the time you wish to sell them, at a price that is attractive to you, or at all.

If we do not maintain a current and effective registration statement or resale registration statement registering the shares of common stock issuable upon exercise of the warrants, public holders will be able to exercise such warrants on a “cashless basis.”
If a registration statement registering the shares of common stock issuable upon exercise of the warrants under the Securities Act is not effective or available at the time that holders wish to exercise such warrants, holders will be able to exercise the warrants on a “cashless basis.” As a result, the number of shares of common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holders exercised their warrants for cash.

The warrants being offered may not have value.

The warrants being offered by us in this offering have an exercise price of $2.565 per share, subject to certain adjustments, and expire five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. In the event that the market price of our common stock does not exceed the exercise price of the warrants during the period when they are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.
Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.
A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or on election of a holder, prior to the issuance of any warrants, 9.99%) of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your warrants to realize value, but you may be unable to do so.

We may not have the ability to repurchase the warrants.

Under certain circumstances, if a fundamental transaction (as defined in the warrant) occurs, holders of the warrants may require us to repurchase the remaining unexercised portion of such warrants for an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model and the terms of the warrants. Our ability to repurchase the warrants depends on our ability to generate significant cash flow in the future. To some extent, this is subject to general economic, financial, competitive, and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate significant cash flow from operations at levels sufficient to permit us to repurchase the warrants.

NOTE REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, particularly in the sections titled “Prospectus Summary” and “Risk Factors” in this prospectus supplement and the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business” in our 2021 Annual Report and 2022 Quarterly Reports, contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including statements regarding our future financial condition, results of operations, business strategy and plans and objectives of management for future operations, industry trends and other future events, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “project,” “could,” “potentially,” “continue,” “ongoing,” “scheduled” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying terms. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include, among other things, statements about:
▪the impact of, and our plans regarding and the uncertainties caused by, the COVID-19 pandemic;
▪our belief that the restrictions imposed on the logistics and frequency of territory managers' visits during the COVID-19 pandemic have now become permanent in some physician offices which is adversely impacting the effectiveness of our sales force;
▪the potential uses for and advantages of XHANCE® and the Exhalation Delivery System (EDS) and related technologies;
▪our planned activities in pursuit of a follow-on indication for chronic sinusitis;
▪our plan to submit a supplemental new drug application for XHANCE to the FDA in early 2023 with a target FDA action date in the fourth quarter of 2023;
▪the potential for XHANCE to be the first product approved by the FDA for the treatment of chronic sinusitis;
▪the potential for XHANCE to be the standard of care for the treatment of chronic rhinosinusitis with and without nasal polyps;
▪the potential for direct-to-consumer (DTC) advertising to be a future driver of XHANCE prescription growth;
▪the potential benefits of our patient affordability programs and their potential effect on XHANCE demand and financial results;
▪our ability to maintain sufficient inventory of XHANCE and for our manufacturers to timely supply XHANCE;
▪our expectation for XHANCE prescriptions to be impacted by the seasonality observed in the intranasal steroid (INS) market and the seasonal variation in patient visits with their doctor;
▪our expectation for XHANCE prescriptions and average net revenue per prescription to be adversely impacted by the annual resetting of patient healthcare insurance plan deductibles and changes in individual patients' healthcare insurance coverage, both of which often occur in January;
▪XHANCE demand trends including, among others, our believe that physician interest in prescribing XHANCE, and actual writing of XHANCE, continues to grow, but that payer constraints, especially for off-label indications, is decreasing the proportion of written prescriptions being filled;
▪our expectation that the research and development costs associated with the conduct of our chronic sinusitis program will significantly decrease;
▪our expectation that our GAAP operating expenses in 2022 will be between $127.0 million and $131.0 million and that our non-cash stock-based compensation expense will be approximately $9.0 million;
▪our expectation that our GAAP operating expenses in 2023 will decrease materially when compared to 2022;
▪our expectation that XHANCE net product revenues for the full year of 2022 will be between $74.0 million and $78.0 million;

▪our expectation that the average net product revenue per prescription for XHANCE for the full year of 2022 will be approximately $220;
▪our ability to obtain additional capital through equity or debt financings, partnerships, collaborations or other sources when and if required;
▪our ability to maintain compliance with the financial covenants to achieve certain minimum trailing twelve-month consolidated XHANCE net product sales and royalties and to maintain at least $30.0 million of cash and cash equivalents, and to maintain compliance with the other provisions under the A&R Note Purchase Agreement and the consequences of failing to do so;
▪our ability to continue as a going concern;
▪our expectations and the accuracy of our estimates regarding our future expenses, revenue, capital requirements, potential sources of capital and consequences of failing to obtain additional capital; and
▪our expected use of proceeds from this offering.

Forward-looking statements also include statements related to any expectations of revenues, expenses, cash flows, earnings or losses from operations, cash required to maintain current and planned operations, capital or other financial items; any statements of the plans, strategies and objectives of management for future operations; any plans or expectations with respect to product research, development and commercialization, including regulatory approvals; any other statements of expectations, plans, intentions or beliefs; and any statements of assumptions underlying any of the foregoing.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Forward-looking statements are based upon our current expectations and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors that could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus supplement, our 2021 Annual Report and our 2022 Quarterly Reports, and in particular, the risks and uncertainties discussed therein under the caption “Risk Factors” and other documents we file with the SEC. You should read and interpret any forward-looking statements together with these risks. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements we may make. As a result, you should not place undue reliance on forward‑looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and in the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS
We estimate that we will receive net proceeds to us of $46.6 million, or $53.6 million if the underwriters exercise their option to purchase additional shares and/or accompanying warrants in full, from the sale of the shares of our common stock and accompanying warrants offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding any proceeds we may receive upon exercise of the warrants being offered. We cannot predict when or if these warrants will be exercised. It is possible that these warrants may expire and may never be exercised.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including the commercialization of XHANCE and the development of XHANCE for a follow-on indication for the treatment of chronic sinusitis.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our commercialization efforts, research and development efforts, the timing and progress of any partnering efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the shares of our common stock and accompanying warrants offered by us under this prospectus supplement. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

Although we may use a portion of the net proceeds to us from this offering for the acquisition or licensing, as the case may be, of products, product candidates, technologies, compounds, other assets or complementary businesses, we have no current understandings, agreements or commitments to do so. Pending these uses, we plan to invest the net proceeds to us from this offering in short‑ and intermediate‑term, interest‑bearing obligations, investment‑grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION
If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and accompanying warrant and the as adjusted net tangible book deficit per share of our common stock immediately following completion of this offering.
As of September 30, 2022, our net tangible book deficit was $73.4 million, or $(0.88) per share of our common stock. Net tangible book deficit is the amount of our total tangible assets less our total liabilities. Net tangible book deficit per share is determined by dividing our net tangible book deficit by the aggregate number of shares of our common stock outstanding as of September 30, 2022.
Our as adjusted net tangible book deficit as of September 30, 2022, which is our net tangible book deficit at that date, after giving effect to the sale of 26,320,000 shares of our common stock and warrants to purchase 26,320,000 shares of our common stock in this offering at the public offering price of $1.90 per share and after deducting underwriting discounts and commissions and estimated offering expenses would have been $26.8 million , or $(0.24) per share. This represents an immediate decrease in as adjusted net tangible book deficit of $0.64 per share to our existing stockholders and an immediate dilution of $2.14 per share to investors participating in this offering. Dilution per share to investors participating in this offering is determined by subtracting the as adjusted net tangible book deficit per share immediately following completion of this offering from the public offering price per share and accompanying warrant paid by investors in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share of common stock and accompanying warrant		$1.90
Net tangible book deficit per share as of September 30, 2022	$(0.88)
Decrease in net tangible book deficit per share attributable to investors participating in this offering	$0.64
As adjusted net tangible book deficit per share after this offering	$	$(0.24)
Dilution per share to investors participating in this offering		$2.14

If the underwriters exercise their option to purchase 3,948,000 additional shares and/or warrants to purchase up to an aggregate of 3,948,000 additional shares of our common stock from us in full, the as adjusted net tangible book deficit will decrease to $(0.17) per share, representing an immediate decrease in as adjusted net tangible book deficit to existing stockholders of $0.71 per share, and immediate dilution of $2.07 per share to investors participating in this offering.
The above table is based on 83,520,471 shares of our common stock outstanding as of September 30, 2022 and excludes:

•9,581,947 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2022 at a weighted‑average exercise price of $7.03 per share;
•8,000 shares of our common stock issuable upon the exercise of stock options granted subsequent to September 30, 2022, at a weighted-average exercise price of $3.09 per share;
•1,871,021 shares of our common stock underlying our restricted stock units outstanding as of September 30, 2022;

•2,673,734 shares of our common stock reserved for future issuance under the 2010 Plan as of September 30, 2022;
•2,500,000 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2022 at an exercise price of $1.60 per share;
•up to $50.00 million of shares of our common stock that may be issued and sold from time to time under an “at-the-market” equity offering program pursuant to that certain Open Market Sale AgreementSM, dated as of August 11, 2021 with Jefferies LLC, of which no shares have been sold to date;
•1,102,716 shares of our common stock reserved for future issuance under the 2017 ESPP as of September 30, 2022; and
•26,320,000 shares of our common stock issuable upon the exercise of warrants offered hereby.

To the extent that outstanding stock options or warrants are exercised, outstanding restricted stock units are settled or additional shares of our common stock are issued in the future, including pursuant to additional grants under our stock incentive plans, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING
The following description of our common stock and accompanying warrants summarizes the material terms and provisions thereof, including the material terms of the common stock and accompanying warrants we are offering under this prospectus supplement and the accompanying prospectus.

Common Stock

The material terms and provisions of our common stock are described under the caption “General Description of Our Securities—Description of Our Common Stock” starting on page 13 of the accompanying prospectus.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “OPTN.”

Our transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Warrants

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants. Certain provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the relevant provisions of the warrant, the form of such warrant will be filed as an exhibit to a Current Report on Form 8-K in connection with this offering.

Form. Unless issued in paper form for a holder, the warrants will be issued in book-entry form under and subject to a warrant agency agreement between the warrant agent and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. We will file a copy of the form of warrant with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering.

Exercisability. The warrants will be exercisable at any time following their original issuance and will expire on the fifth anniversary of the date of issuance.

The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a written duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If, at the time of exercise, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, the number of shares to be issued shall be rounded to the nearest whole number.

Notwithstanding the foregoing, a holder whose interest in the warrant is a beneficial interest in certificate(s) representing the warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), is required to effect exercises made pursuant to warrant by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, and complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Exercise Limitation. A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or on election of a holder, prior to the issuance of any warrants, 9.99%) of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $2.565. The exercise price is subject to adjustment in the event of certain dilutive issuances of equity securities of the Company. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Anti-Dilution Protection. If we issue or sell, or are deemed pursuant to the terms of the warrants to have issued or sold, any shares of common stock (excluding certain issuances defined in the warrants as excluded issuances) for a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such dilutive issuance, the exercise price then in effect of the warrants shall be reduced to the price of the shares of common stock issued in the dilutive issuance.

Transferability. Subject to applicable laws and the provisions of the form of the warrants, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market is not expected to develop. Notwithstanding the foregoing, a holder whose interest in the warrant is a beneficial interest in certificate(s) representing the warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), is required to effect transfers or assignments made pursuant to warrant by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for transfer or assignment, and complying with the procedures to effect transfer or assignment that are required by DTC (or such other clearing corporation, as applicable).

Exchange Listing. We do not intend to list the warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50.1% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its warrants at the Black Scholes Value (as defined in the warrant).

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Warrant Agent. Broadridge Corporate Issuer Solutions, Inc. will act as the warrant agent for the warrants.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax considerations applicable to the ownership and disposition of shares of our common stock and warrants acquired in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective holders of our common stock and warrants should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock and warrants. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences described in this prospectus. We assume in this discussion that each holder holds shares of our common stock and warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, does not address the alternative minimum or Medicare contribution taxes, and does not address any aspects of U.S. state, local or non-U.S. taxes or any U.S. federal taxes other than income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, including without limitation:

•insurance companies;

•tax-exempt organizations;

•financial institutions;

•brokers or dealers in securities;

•regulated investment companies;

•real estate investment trusts;

•pension plans, individual retirement accounts and other tax deferred accounts;

•persons that mark their securities to market;

•controlled foreign corporations;

•passive foreign investment companies;

• “dual resident” corporations;

•persons that receive our common stock or warrants as compensation for the performance of services pursuant to the exercise of an employee stock option or otherwise;

•owners that hold our common stock or warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•owners that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•persons that have a functional currency other than the U.S. dollar; and

•certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities for U.S. federal income tax purposes, or persons who hold our common stock or warrants through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or warrants should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock or warrants through a partnership or other pass-through entity, as applicable.
As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of common stock or warrants that is for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means any beneficial owner of common stock or warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. holders and non-U.S. holders are referred to collectively as “holders.”

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock or warrants.

Allocation of Purchase Price Between Share of Common Stock and Accompanying Warrant

Each share of common stock and the accompanying warrant issued pursuant to this offering should be treated as an “investment unit” consisting of one share of common stock and the accompanying warrant. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the investment unit is purchased by the holder. This allocation will establish a holder’s initial tax basis for U.S. federal income tax purposes in his, her or its share of common stock and warrant included in each investment unit. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between each share of common stock and the accompanying warrant is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. The separation of the share of common stock and the accompanying warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes.

Accordingly, each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation, of the holder’s purchase price for the investment unit between our shares of common stock and warrants.

Tax Consequences to U.S. Holders

Exercise or Expiration of Warrants

Subject to the discussion below with respect to the cashless exercise of a warrant, a U.S. holder will not recognize income, gain or loss on the exercise of a warrant. A U.S. holder’s tax basis in the common stock received upon the exercise of a warrant will equal the sum of (i) the initial tax basis of the warrant exercised (as determined pursuant to the rules discussed above under “Allocation of Purchase Price Between Common Stock Accompanying Warrant to Purchase Our Common Stock”) and (ii) the exercise price of the warrant. The U.S. holder’s holding period for the common stock received upon exercise of a warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. holder’s basis in the common stock received in connection with the cashless exercise would equal the U.S. holder’s basis in the warrants surrendered in connection with the cashless exercise. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the common stock would be treated as commencing on the date of exercise or on the day following the date of exercise. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants surrendered in connection with the cashless exercise.

It is possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the amount deemed realized (i.e., the exercise price for the warrants exercised) and the U.S. holder’s tax basis in the warrants deemed surrendered to pay the exercise price. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s initial investment in the exercised warrants and the exercise price for such warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative approaches described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.
If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Distributions on Our Common Stock

We do not currently expect to make distributions on our common stock. In the event that we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.” Dividends paid by us generally will be eligible for the reduced rates of tax for qualified dividend income allowed to individual U.S. holders and for the dividends received deduction allowed to corporate U.S. holders, in each case assuming that certain holding period and other requirements are satisfied.

Constructive Distributions on Our Warrants

An adjustment to the number of shares of common stock that will be issued on the exercise of our warrants, or an adjustment to the exercise price of such warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our common stock). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under “—Distributions on our Common Stock.”

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

Upon the sale, exchange, or other taxable disposition of our common stock or warrants, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder’s tax basis in the common stock or warrants sold or exchanged. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our common stock or warrants, and to the proceeds of the sale, exchange or other disposition of our common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exercise or Expiration of Warrants

In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. To the extent that a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Disposition of our Common Stock or Warrants.”

The expiration of a warrant will be treated as if the non-U.S. holder sold or exchanged the warrant and recognized a capital loss equal to the non-U.S. holder’s basis in the warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a warrant against the non-U.S. holder’s U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a “permanent establishment” or “fixed base” in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Distributions on Our Common Stock

We do not currently expect to make distributions on our common stock. In the event that we do make distributions to holders of our common stock or if we are treated as making a constructive distribution to holders of our warrants, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Our Common Stock.”

Distributions (including constructive distributions) made to a non-U.S. holder that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence, unless such dividends are effectively connected with a trade or business conducted by a non U.S. holder within the U.S (as discussed below). A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a “permanent establishment” or a “fixed base” maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Constructive Distributions on Our Warrants

As described above under “—Tax Consequences to U.S. Holders—Constructive Distributions on our Warrants,” an adjustment to the warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “—Distributions on Our Common Stock” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock or warrants unless:

•the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a “permanent establishment” or a “fixed base” maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “—Tax Consequences to Non-U.S. Holders—Distributions on Our Common Stock” also may apply to such gain;

•the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 15% of the proceeds payable to a non-U.S. holder from a sale of our common stock or warrants, and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid on our common stock and constructive distributions on our warrants to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or constructive dividends on our warrants. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Non-U.S. Holders—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock and warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends from our common stock and constructive dividends on our warrants, and gross proceeds from the sale or other disposition of, our common stock and warrants if paid to a non-U.S. entity, whether such non-U.S. entity is the beneficial owner or an intermediary, unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends on our common stock and constructive dividends on our warrants. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock or warrants, under proposed U.S. Treasury Regulations on which taxpayers may rely, withholding on payments of gross proceeds is not required.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or warrants.

The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or warrants, including the consequences of any proposed changes in applicable laws.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement between us and Piper Sandler & Co., as the representative of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock and accompanying warrants listed opposite its name below.

UNDERWRITER	NUMBER OF SHARES OF COMMON STOCK	NUMBER OF WARRANTS TO BE PURCHASED	NUMBER OF SHARES UNDERLYING ACCOMPANYING WARRANTS
Piper Sandler & Co	17,108,000	17,108,000	17,108,000
BMO Capital Markets Corp.	4,606,000	4,606,000	4,606,000
Cantor Fitzgerald & Co.	4,606,000	4,606,000	4,606,000
Total	26,320,000	26,320,000	26,320,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of our common stock and accompanying warrants if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares of our common stock and accompanying warrants subject to their acceptance of the shares of our common stock and accompanying warrants from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares and Accompanying Warrants

We have granted the underwriters an option to purchase up to additional 3,948,000 shares of our common stock and/or warrants to purchase up to an aggregate of 3,948,000 additional shares of our common stock from us. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of our common stock and accompanying warrants are purchased, the underwriters will offer the additional shares of our common stock and accompanying warrants on the same terms as those on which the shares and accompanying warrants are being offered.

Discounts and Commissions

The underwriters have advised us that they propose to offer the shares of our common stock and accompanying warrants directly to the public at the offering price set forth on the cover of this prospectus supplement. The underwriters propose to offer the shares and accompanying warrants to certain dealers at the same price less a concession of not more than $0.0684 per share of common stock and accompanying warrants. After the offering, if all of the shares of our common stock and accompanying warrants are not sold at the public offering price, the public offering price and concession may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover of this prospectus supplement.

The underwriting fee is equal to the public offering price per share of our common stock and accompanying warrant less the amount paid by the underwriters to us per share of common stock and accompanying warrants. The following table shows the per share and total underwriting discount to be paid by the underwriters in connection with this offering, assuming both no exercise and full exercise of the over-allotment option:

	PER SHARE AND ACCOMPANYING WARRANTS		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITH OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITH OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS
Public offering price	$1.90	$1.90	$50,008,000	$57,509,200
Underwriting discounts and commissions paid by us	$0.114	$0.114	$3,000,480	$3,450,552
Proceeds, before expenses, to us	$1.786	$1.786	$47,007,520	$54,058,648

We estimate that the total fees and expenses payable by us, excluding underwriting discount, will be approximately $400,000, which includes up to $100,000 that we have agreed to reimburse the underwriters for their counsel fees.

Indemnification of Underwriters

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, our executive officers and our directors have agreed, subject to specified exceptions, not to directly or indirectly:

•sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a‑l(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act,

•otherwise dispose of any shares of our common stock, stock options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock currently or hereafter owned either of record or beneficially,

•enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of our common stock, or of stock options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock,

•make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of our common stock, or of stock options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of the representative.

This restriction terminates after the close of trading of our common stock on and including the 90th day after the date of this prospectus supplement.

The representative may, in its discretion and at any time or from time to time before the termination of the 90‑day period, release all or any portion of the securities subject to lock‑up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock‑up agreement, providing consent to the sale of shares prior to the expiration of the lock‑up period.

The foregoing restrictions shall not apply to issuances of our common stock or grants of stock options, restricted stock or other incentive compensation pursuant to the terms of certain stock plans or arrangements described herein.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “OPTN.” There is no established trading market for the warrants, and we do not expect a trading market to develop. We do not intend to list the warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the warrants will be extremely limited. The warrants will be issued in book-entry form pursuant to a warrant agency agreement between us and Broadridge Corporate Issuer Solutions, Inc., as the warrant agent.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of our common stock and accompanying warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares and/or accompanying warrants described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option. “Naked” short sales are sales in excess of the underwriters’ option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of shares of our common stock and accompanying warrants in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of our common stock and accompanying warrants for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on each underwriter’s or its affiliates’ websites and any information contained in any other website maintained by any of the underwriters or their respective affiliates is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area, each, a Relevant State, no securities have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of the securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities in this document. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities that has been approved by the Financial Conduct Authority, except that offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus
Regulation), subject to obtaining the prior consent of the underwriters; or

•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, or FSMA,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

(a) the transaction does not require a prospectus to be submitted for approval to the AMF;

(b) persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and
D. 764-1 of the Monetary and Financial Code; and

(c) the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our securities for their own account and undertake not to transfer, directly or indirectly, our securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Germany

Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the securities. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the securities otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any

rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Securities Law) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Addendum), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA,) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b.a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

a.to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

b.where no consideration is or will be given for the transfer;

c.where the transfer is by operation of law;

d.as specified in Section 276(7) of the SFA; or

e.as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures)     Regulations 2005.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.

The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by Hogan Lovells US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Cooley LLP, Reston, Virginia.

EXPERTS
The consolidated financial statements of OptiNose, Inc. appearing in OptiNose, Inc.’s Annual Report (Form 10‑K) for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation by Reference” on page S-38 of this prospectus supplement. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address or telephone number:
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067
Telephone: (267) 364-3500

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:
▪our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 8, 2022;
▪our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the SEC on May 12, 2022, the fiscal quarter ended June 30, 2022 filed with the SEC on August 11, 2022 and the fiscal quarter ended September 30, 2022 filed with the SEC on November 10, 2022;
▪our Current Reports on Form 8-K, filed with the SEC on March 7, 2022, March 8, 2022 (other than the portions thereof that are furnished and not filed), March 14, 2022, April 26, 2022 (other than the portions thereof that are furnished and not filed), May 12, 2022 (other than the portions thereof that are furnished and not filed), June 3, 2022 (as amended on September 27, 2022) (other than the portions thereof that are furnished and not filed), June 9, 2022, June 13, 2022, July 1, 2022, July 8, 2022, July 13, 2022, August 11, 2022 (other than the portions thereof that are furnished and not filed), September 23, 2022, November 10, 2022 and November 21, 2022;
▪our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2022 (other than the portions thereof that are furnished and not filed); and
▪the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-38241) filed with the SEC on October 10, 2017, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any further amendment or report filed for the purpose of updating such description.
Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
To obtain copies of these filings, see “Where You Can Find More Information” on page S-37 of this prospectus supplement.

PROSPECTUS

$200,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
Units

14,273,017 Shares of Common Stock Offered by Selling Stockholders

We may offer to the public from time to time in one or more series or issuances:
•shares of our common stock;
•shares of our preferred stock;
•warrants to purchase shares of our common stock, preferred stock and/or debt securities;
•debt securities consisting of debentures, notes or other evidences of indebtedness;
•units consisting of a combination of the foregoing securities; or
•any combination of these securities.
The aggregate initial offering price of all securities sold by us pursuant to this prospectus will not exceed $200,000,000.
Selling stockholders may also offer up to 14,273,017 shares of our common stock from time to time in connection with one or more offerings. We will not receive any proceeds from the sale of any securities by the selling stockholders.
This prospectus provides a general description of the securities that we or the selling stockholders may offer. Each time that we offer securities under this prospectus, we will provide the specific terms of the securities offered, including the public offering price, in a supplement to this prospectus. Depending on the method of distribution, a prospectus supplement may also be required in connection with certain sales of common stock by the selling stockholders. Any prospectus supplement may add to, update or change information contained in this prospectus.

The securities may be sold by us or the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and the comparable section of any applicable prospectus supplement. If any underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and underwriter options will be set forth in the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OPTN.” On August 9, 2021, the closing price of our common stock was $2.62. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, interdealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which those securities will be listed.
We are an “emerging growth company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “The Company—Emerging Growth Company.”
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 6.
You should read this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2021.

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings, up to a total dollar amount of $200,000,000, and the selling stockholders may sell up to 14,273,017 shares of our common stock in one or more offerings.
This prospectus provides you only with a general description of the securities that we and the selling stockholders may offer. Each time securities are sold under the shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated by reference herein and therein, together with the additional information described under “Where You Can Find More Information” below.
The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or in any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.
We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.
_____________________
References in this prospectus to the terms “the Company,” “OptiNose,” “we,” “our” and “us” or other similar terms mean OptiNose, Inc. and our wholly-owned subsidiaries, unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement and the documents incorporated therein, may contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any prospectus supplement or the documents incorporated herein and therein by reference, including statements regarding our future financial condition, results of operations, business strategy and plans and objectives of management for future operations, industry trends and other future events, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “project,” “could,” “potentially,” “continue,” “ongoing,” “scheduled” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying terms. The forward-looking statements in this prospectus and the documents incorporated herein by reference include, among other things, statements about:
•the impact of, our plans regarding and the uncertainties caused by, the COVID-19 pandemic;
•the potential uses for and advantages of XHANCE®, our product candidates and Exhalation Delivery System, or EDS, devices and technologies;
•planned product development activities, studies and clinical trials in pursuit of a follow-on indication for XHANCE for the treatment of chronic sinusitis;
•the potential for XHANCE to be the first drug therapy approved by the U.S. Food and Drug Administration, or FDA, for the treatment of chronic sinusitis;
•the potential for XHANCE to be the standard of care for the treatment of chronic rhinosinusitis with and without nasal polyps;
•the potential for continued XHANCE prescription and net revenue growth and potential drivers of such growth;
•the potential for direct-to-consumer, or DTC, advertising to be a future driver of XHANCE prescription growth;
•the potential benefits of our patient affordability programs and their potential effect on XHANCE demand and financial results;
•the potential for XHANCE prescriptions to be affected by the seasonality impact observed in the intranasal steroid, or INS, market;
•the potential for XHANCE prescriptions and average net revenue per prescription to be adversely impacted by the annual resetting of patient healthcare insurance plan deductibles and changes in individual patients’ healthcare insurance coverage, both of which often occur in January;
•our expectation that XHANCE net product revenues for the full year of 2021 will be at least $80.0 million;
•our expectation that average net product revenues per prescription for the full year of 2021 will exceed $200 and the factors supporting such growth;
•our expectation that our total GAAP operating expenses in 2021 will be between $137.0 million and $142.0 million and that our non-cash stock-based compensation expense will be approximately $10.0 million;

•our expectation that top-line results will be available from the first of our two ongoing Phase 3b chronic sinusitis clinical trials in the first quarter of 2022 and that we expect to complete subject enrollment in the second clinical trial in the fourth quarter of 2021 with top-line results available in second quarter of 2022;

•our belief that, based on the results of blinded interim analyses and our assumptions and estimates relating to the trial, the initial targeted statistical power will be achieved with the approximately 330 patients currently enrolled in our first chronic sinusitis trial;
•our belief that existing cash and cash equivalents will be sufficient to maintain the minimum cash balance required under our debt facility and to fund our operations for at least the next twelve months from the date of this prospectus;
•our expectation that the research and development costs associated with the conduct of our current chronic sinusitis clinical trials will significantly decrease;
•our ability to maintain sufficient inventory of XHANCE and for our manufacturers to timely supply XHANCE;
•our development, timing of data and funding plans for OPN-019 and the potential benefits of OPN-019; and
•the accuracy of our estimates regarding expenses, future revenue, capital requirements and need for additional financing.

Forward-looking statements also include statements other than statements of current or historical fact, including, without limitation, all statements related to any expectations of revenues, expenses, cash flows, earnings or losses from operations, cash required to maintain current and planned operations, capital or other financial items; any statements of the plans, strategies and objectives of management for future operations; any plans or expectations with respect to product research, development and commercialization, including regulatory approvals; any other statements of expectations, plans, intentions or beliefs; and any statements of assumptions underlying any of the foregoing. We often, although not always, identify forward-looking statements by using words or phrases such as “likely”, “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan”, “project”, “forecast” and “outlook”.
We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as revised or supplemented by our Quarterly Reports on Form 10-Q and other documents we file with the Commission, describe major risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.
You should read this prospectus, any prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

MARKET, INDUSTRY AND OTHER DATA
    This prospectus and any applicable prospectus supplement and the documents incorporated by reference herein and therein contain estimates, projections, market research and other information concerning, among other things, our industry, our business, markets for XHANCE and our product candidates, XHANCE market access and brand awareness, the perceptions and preferences of patients and physicians regarding certain therapies and other prescription, physician, patient and payor data. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information. As a result, you are cautioned not to give undue weight to such information.

THE COMPANY

Company Overview

We are a specialty pharmaceutical company focused on the development and commercialization of products for patients treated by ear, nose and throat, or ENT, and allergy specialists. Our first commercial product, XHANCE® (fluticasone propionate) nasal spray, 93 micrograms (mcg), is a therapeutic utilizing our proprietary EDS device that delivers a topically-acting corticosteroid for the treatment of chronic rhinosinusitis with nasal polyps and, if approved, chronic rhinosinusitis without nasal polyps (also referred to as chronic sinusitis). Chronic rhinosinusitis is a serious nasal inflammatory disease that is treated using therapies, such as intranasal steroids, or INS, which have significant limitations. We believe XHANCE has a differentiated clinical profile with the potential to become part of the standard of care for this disease because it is able to deliver medication to the primary site of inflammation high and deep in the nasal passages in regions not adequately reached by conventional INS. In September 2017, the FDA approved XHANCE for the treatment of nasal polyps in patients 18 years of age or older. XHANCE was made widely available through commercial channels in April 2018.

For more information about our company, please refer to other documents that we have filed with the Commission and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation by Reference.”
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We could be an emerging growth company until December 31, 2022, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the prior June 30, if we have total annual gross revenue of approximately $1.1 billion or more during any fiscal year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period.
For as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including:
• not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act relating to the effectiveness of our internal control over financial reporting;
• reduced disclosure obligations regarding executive compensation and financial statements in our periodic reports, proxy statements and registration statements; and
• exemptions from the requirements of holding a nonbinding advisory vote to approve executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have elected to take advantage of these reporting exemptions and, therefore, the information that we provide stockholders may be different than what you might obtain from other public companies in which you hold equity interests.
The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Corporate Information
We were incorporated in Delaware in May 2010. Our predecessor entity OptiNose AS was formed under the laws of Norway in September 2000. In 2010, OptiNose AS became our wholly-owned subsidiary as part of an internal reorganization.
Our primary executive offices are located at 1020 Stony Hill Road, Suite 300, Yardley, Pennsylvania 19067 and our telephone number is (267) 364-3500. Our website address is www.optinose.com. The information contained in, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement that we may file or any other report or document that we file with or furnish to the Commission. We have included our website address in this prospectus as an inactive textual reference and do not intend it to be an active link to our website.
OPTINOSE® and XHANCE® are trademarks of ours in the United States. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

RISK FACTORS
Investing in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and other documents that we file with the Commission, which are incorporated herein by reference as described in this prospectus under the heading “Where You Can Find More Information”. The risks and uncertainties we have described in such documents are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS
Except as otherwise provided in the applicable prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, debt service costs and repayment, acquisitions of new technologies, products or businesses, and investments. Additional information on the use of net proceeds from the sale of securities by us under this prospectus may be set forth in the prospectus supplement relating to the specific offering.
We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by any selling stockholder.

SELLING STOCKHOLDERS
This prospectus also relates to the possible resale by certain of our stockholders of up to an aggregate of 14,273,017 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act) that were previously acquired by such stockholders through several private placements of our convertible preferred stock and notes completed by us prior to our initial public offering in October 2017, which all converted into shares of our common stock in connection with our initial public offering. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table below and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus, and any such persons will be named in the applicable prospectus supplement. These selling stockholders have registration rights with respect to their shares of common stock as described further below under the heading “Description of Our Common Stock - Registration Rights.” We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

Other than the transactions referred to herein and in documents filed by us with the Commission and incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of our securities. To our knowledge, none of the selling stockholders is an affiliate of broker-dealers.

The following table, based upon information currently known by us, sets forth as of August 9, 2021: (i) the number of shares of common stock held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholders. The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the Commission. The selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

Name and Address	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Registered for Sale	Number of Shares to be Owned after the Offering	Percent of Outstanding Shares to be Owned after the Offering
Avista Capital Partners II, L.P. and related funds(2)	14,273,017	14,273,017	—	—

(1)	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that after completion of this offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.
(2)	Based, in part, on the Schedule 13G/A filed by Avista Capital Partners, or Avista, with the Commission on February 11, 2021. Consists of (i) 10,136,374 shares of common stock held by Avista Capital Partners II, L.P., (ii) 3,328,648 shares of common stock held by Avista Capital Partners (Offshore) II, L.P., and (iii) 807,995 shares of common stock held by Avista Capital Partners (Offshore) II-A, L.P. Avista Capital Partners II GP, LLC ultimately exercises voting and investment power over the shares of held by Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., and Avista Capital Partners (Offshore) II-A, L.P. Voting and disposition decisions at Avista Capital Partners II GP, LLC with respect to such shares are made by an investment committee. Each of the members of the investment committee disclaims beneficial ownership of these securities. The address for each of these individuals and entities is c/o Avista Capital Holdings, 65 East 55th Street, 18th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION
Our Plan of Distribution
We may sell the securities, from time to time pursuant to public offerings, negotiated transactions, block trades, “At the Market Offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market, at prevailing market prices, or a combination of these methods.
We may sell the securities to or through underwriters or dealers, through agents or remarketing firms, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•at a fixed price or prices, which may be changed;

•at market prices prevailing at the time of sale;

•at prices related to such prevailing market prices; or

•at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•the name or names of the underwriters, dealers or agents, if any;

•if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

•the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution, and by whom they are to be borne;

•any delayed delivery arrangements;

•any options under which underwriters may purchase additional securities from us;

•any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•any public offering price;

•any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•the identity and relationships of any finders, if applicable; and

•any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment or other option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.
We may use a remarketing firm to offer the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection the securities they remarket.
If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.
We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their respective affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Selling Stockholders’ Plan of Distribution
The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•“at the market” or through market makers or into an existing market for shares;

•short sales;

•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•through one or more underwritten offerings on a firm commitment or best efforts basis;

•a combination of any such methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from registration requirements under the Securities Act, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have advised us that, at the time of receipt of its shares of common stock, they had not entered into any agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Because the selling stockholders may each be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.
The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in the Registration Statement, or we may be entitled to contribution.
We will not receive any proceeds from the sale of the shares by the selling stockholders.

GENERAL DESCRIPTION OF OUR SECURITIES
We may offer and sell, at any time and from time to time:
•shares of our common stock;

•shares of our preferred stock;

•warrants to purchase shares of our common stock, preferred stock and/or debt securities;

•debt securities consisting of debentures, notes or other evidences of indebtedness;

•units consisting of a combination of the foregoing securities; or

•any combination of these securities.
The selling stockholders may also offer shares of our common stock from time to time. The terms of any securities we or the selling stockholders offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the Commission, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF OUR COMMON STOCK
The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our fourth amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are on file with the Commission as exhibits to previous filings with the Commission. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.
Outstanding Shares
Our fourth amended and restated certificate of incorporation authorizes us to issue up to 205,000,000 shares, 200,000,000 of which is designated as common stock with a par value of $0.001 per share. As of June 30, 2021, there were 53,285,133 shares of common stock outstanding, held by 17 stockholders of record. This figure does not reflect the number of beneficial owners of shares of our common stock as a single stockholder of record often holds shares in nominee name (also referred to as, in “street name”) on behalf of multiple beneficial owners.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, other than election of directors, which is determined by a plurality of the votes cast by the stockholders entitled to vote on the election of such director. In addition, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our fourth amended and restated certificate of incorporation, such as the provisions relating to director liability, amending our bylaws or changing the Court of Chancery of the State of Delaware and United States District Court for the District of Delaware and any appellate courts thereof from being the sole and exclusive forums for certain actions brought by our stockholders against us or our directors, officers or employees.
Under our fourth amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends
Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for that purpose.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Outstanding Stock Options
As of June 30, 2021, we had outstanding options to purchase 7,980,424 shares of our common stock at a weighted-average exercise price of $9.00 per share, pursuant to our Amended and Restated 2010 Stock Incentive Plan. As of June 30, 2021, there were 1,731,404 shares of our common stock reserved for future issuance under our Amended and Restated 2010 Stock Incentive Plan.
As of June 30, 2021, we had outstanding options to purchase 140,000 shares of our common stock at a weighted-average exercise price of $6.32 per share, which options were issued outside of our equity compensation plan as an inducement material to certain individuals entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).
Outstanding Restricted Stock Units
    As of June 30, 2021, we had 2,198,766 shares of our common stock underlying outstanding restricted stock units, of which 2,460,762 were granted pursuant to our Amended and Restated 2010 Stock Incentive Plan and 60,000 were granted outside of our equity compensation plan as an inducement material to certain individuals entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).
Outstanding Warrants
In September 2019, we issued common stock warrants in connection with the Pharmakon Senior Secured Notes (as defined below) which are exercisable for an aggregate of 810,357 shares of our common stock at an exercise price of $6.72 per share, and expire on September 12, 2022. As of June 30, 2021, 810,357 warrants remain outstanding.
2017 Employee Stock Purchase Plan
As of June 30, 2021, there were 667,671 shares of our common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

Registration Rights
In connection with our initial public offering in October 2017, we entered into that certain First Amendment to the Second Amended and Restated Registration Rights Agreement, dated October 2, 2017, with certain of our stockholders, or the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, certain holders of shares of our common stock have registration rights. After registration of these shares of common stock pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. The registration rights will terminate with respect to each stockholder on the date on which such stockholder ceases to beneficially own more than one percent of our shares of common stock then outstanding or can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act or another similar exemption under the Securities Act.
An aggregate of 14,934,660 shares of our outstanding common stock are entitled to these registration rights. The shares of common stock of the selling stockholders being registered hereunder are being registered pursuant to such registration rights. We have complied with all of our other obligations under the Registration Rights Agreement in connection with the filing of this registration statement.
Demand Registration Rights
Pursuant to the Registration Rights Agreement, certain holders of registrable shares who are party to the Registration Rights Agreement have the right to demand that we file a Form S-1 registration statement for the registration of their shares of common stock. These registration rights are subject to specified conditions and limitations, including a minimum expected aggregate gross proceeds of $20.0 million applicable to registration demands by certain stockholders, the number of registration demands and the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as expeditiously as possible in accordance with the terms of the Registration Rights Agreement.
Registration on Form S-3
In addition, subject to specified limitations set forth in the Registration Rights Agreement, at any time after we become eligible to file a registration statement on Form S-3, holders of at least 20% of the registrable securities then outstanding may request that we register their registrable securities on a registration statement on Form S-3 for purposes of a public offering if the total amount of registrable securities registered have an aggregate offering price of at least $20.0 million. We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period. In connection with the filing of a registration statement on Form S-3, certain of our stockholders will also be able to undertake firmly underwritten resale offerings with respect to any shares that are registered on such Form S-3. The shares of our common stock being registered hereunder on account of the selling stockholders are being registered pursuant to such Form S-3 registration rights.
Piggyback Registration Rights
If at any time we propose to file a registration statement to register any registrable securities under the Securities Act for the account of any of our stockholders, other than pursuant to the demand registration rights described above, the holders of our registrable securities are entitled to notice of registration and, subject to specified exceptions, we will be required upon the holders’ request to use our best efforts to include their then-held registrable securities in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. In addition, in connection with an underwritten secondary offering requested by Avista, certain members of our management will have the right to participate on a pro rata basis.
Other Provisions
We will pay all registration expenses, other than underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of the registrable securities related to any registration effected pursuant to the Registration Rights Agreement including a registration demand or an underwritten resale offering on Form S-3.

Unless a registration has been revoked by the holders, we are also required to pay the fees and expenses of one counsel for the holders of registrable securities designated by the holder of a majority of registrable securities being registered, as well as the fees and expenses of counsel for Avista. The Registration Rights Agreement contains customary cross-indemnification provisions pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.
Stockholders’ Agreement
In connection with our initial public offering in October 2017, we entered into a Stockholders’ Agreement with Avista that provides, among other things, that Avista has the right to designate for nomination by our board of directors upon the recommendation of our nominating and corporate governance committee:

•three directors to our board of directors for so long as Avista owns 27.5% or more of our then-outstanding shares of common stock; provided, however, that one such director must not be an employee or partner of Avista, must qualify as an independent director under the Nasdaq listing rules and must be reasonably acceptable to our board of directors;

•two directors to our board of directors for so long as Avista owns less than 27.5% but 17.5% or more of our then-outstanding shares of common stock; and

•one director to our board of directors for so long as Avista owns less than 17.5% but 7.5% or more of our then-outstanding shares of common stock.

We are required to take all necessary action to ensure the composition of our board of directors as set forth above. Pursuant to the terms of the Stockholders’ Agreement, at least a majority of the members of each of our standing committees must be composed of non-Avista nominees. Messrs. Robert O’Neil, Joshua Tamaroff, and Sriram Venkataraman, each an Avista nominee, resigned from our board of directors in 2020. There are currently no Avista nominees serving on our board of directors. To our knowledge, Avista beneficially owned 26.79% of our shares of common stock as of June 30, 2021.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws
Delaware Anti-Takeover Law
Our fourth amended and restated certificate of incorporation provides that we will not be subject to Section 203 of the Delaware General Corporation Law, or Section 203, until such time that Avista ceases to beneficially own 15% or more of our outstanding shares of common stock. Our fourth amended and restated certificate of incorporation does, however, contain a provision that generally mirrors Section 203, except that it excludes Avista and its affiliates from the definition of “interested stockholder.” At such time that Avista ceases to own 15% or more of our capital stock, we will be governed by the provisions of Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding

(1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or subsequent to the consummation of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws
Provisions of our fourth amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our fourth amended and restated certificate of incorporation and our amended and restated bylaws:
•permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as it may designate, which issuance could result in the loss of voting control by other stockholders;

•provide that our board of directors is classified into three classes with staggered, three-year terms and that, subject to the rights of Avista to remove its director nominees with or without cause, directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of outstanding shares of our capital stock;

•subject to any director nomination rights afforded Avista, provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•provide that, with the exception of director nominees submitted by Avista under the Stockholders’ Agreement, stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•require that the amendment of certain provisions of our certificate of incorporation relating to several anti-takeover measures and other provisions may only be approved by a vote of 66 2/3 % of our outstanding common stock;

•require that the amendment of our bylaws be approved by the affirmative vote of a majority of directors then in office or 66 2/3% of our outstanding common stock entitled to vote thereon;

•do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

•provide that special meetings of our stockholders may be called only by the chairman or vice chairman of our board of directors, our chief executive officer, or a majority of our board of directors.
Choice of Forum
Our fourth amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware, or the United States District Court for the District of Delaware and any appellate courts thereof where subject matter jurisdiction is vested exclusively in the federal courts of the United States of America, will be the exclusive forum for:
•any derivative action or proceeding brought on our behalf;

•any action asserting a breach of fiduciary duty;

•any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our fourth amended and restated certificate of incorporation or our amended and restated bylaws; or

•any action asserting a claim against us that is governed by the internal affairs doctrine.
The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our fourth amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.
The Nasdaq Global Select Market
Our common stock is listed on the Nasdaq Global Select Market under the symbol “OPTN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent’s address is 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103.

DESCRIPTION OF OUR PREFERRED STOCK
We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share. As of June 30, 2021, there were no shares of our preferred stock outstanding.
Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine and fix the number of shares of such series and the designation of such series, the voting powers, if any, of the shares of such series, the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, of the shares of such series. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our Company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. We have no current plan to issue any shares of preferred stock.
If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the Commission. To the extent required, this description will include:
•the title and stated value;

•the number of shares offered, the liquidation preference per share and the purchase price;

•the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•the procedures for any auction and remarketing, if any;

•the provisions for a sinking fund, if any;

•the provisions for redemption, if applicable;

•any listing of the preferred stock on any securities exchange or market;

•whether the preferred stock will be convertible into our common stock or our other securities and, if applicable, the conversion price (or how it will be calculated), the conversion period and any other terms of conversion (including any anti-dilution provisions, if any);

•whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated), the exchange period and any other terms of exchange (including any anti-dilution provisions, if any);

•voting rights, if any, of the preferred stock;

•a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution, or winding up; and

• any other affirmative, negative or other covenants or contractual rights which might be attendant with the specific series of preferred stock.
The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.
Transfer Agent and Registrar
The transfer agent and registrar for any series of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS
We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.
The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
•the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•the currency or currency units in which the offering price, if any, and the exercise price are payable;

•the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise of the warrants, and a description of that series of our preferred stock;

•if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise of the warrants, and a description of that series of debt securities;

•the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•any applicable material U.S. federal income tax or foreign tax consequences;

•the identity of the warrant agent for the warrants, if any, and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange or market;

•if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•information with respect to book-entry procedures, if any;

•the anti-dilution provisions of the warrants, if any;

•any redemption, put or call provisions;

•whether the warrants are to be sold separately or with other securities as parts of units; and

•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar
The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.
Description of Outstanding Warrants
As of June 30, 2021, there were warrants to purchase 810,357 shares of our common stock outstanding. See “Description of Our Capital Stock—Description of Our Common Stock—Outstanding Warrants.”

DESCRIPTION OF OUR DEBT SECURITIES
This section describes the general terms and provisions of the debt securities that we may offer under this prospectus, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.
We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed or will file a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to an aggregate principal amount of $200,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an aggregate initial public offering price of up to $200,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of OptiNose and will rank equally with all of our other unsecured indebtedness.
The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture and the final form indenture as may be filed with a future prospectus supplement.
General
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the Commission.
The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•the title of the series;

•the aggregate principal amount;

•the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•any limit on the aggregate principal amount;

•the date or dates on which principal is payable;

•the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•the place or places where principal and, if applicable, premium and interest, is payable;

•the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•whether the debt securities are to be issuable in the form of certificated securities (as described below) or global debt securities (as described below);

•the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•the currency of denomination;

•the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•the provisions, if any, relating to any collateral provided for such debt securities;

•any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•any events of default, if not otherwise described below under “Events of Default”;

•the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of OptiNose.
We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement. We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Exchange and/or Conversion Rights
We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.
Transfer and Exchange
We may issue debt securities that will be represented by either:
•“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.
We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities
If you hold certificated debt securities issued under an indenture, you may transfer or exchange such debt securities in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.
Global Securities
The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.
Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.
Protection in the Event of Change of Control
Any provision in an indenture that governs our debt securities covered by this prospectus that includes any covenant or other provision providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of the Company, or a highly leveraged transaction will be described in the applicable prospectus supplement.
Covenants
Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities may not have the benefit of any covenant that limits or restricts our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Consolidation, Merger and Sale of Assets
We may agree in any indenture that governs the debt securities of any series covered by this prospectus that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless such person and such proposed transaction meets various criteria, which we will describe in detail in the applicable prospectus supplement.
Defaults and Notice
The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, which may include, without limitation:
•failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•failure to make a payment of any interest on any debt security of such series when due;

•failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

•certain events relating to our bankruptcy, insolvency or reorganization; and

•certain cross defaults, if and as applicable.
If an event of default with respect to debt securities of any series shall occur and be continuing, we may agree that the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately. Any provisions pertaining to events of default and any remedies associated therewith will be described in the applicable prospectus supplement.
Any indenture that governs our debt securities covered by this prospectus may require that the trustee under such indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, if any, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.
Any indenture that governs our debt securities covered by this prospectus will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. Any such indenture may provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee under any such indenture may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.
Any indenture that governs our debt securities covered by this prospectus may endow the holders of such debt securities to institute a proceeding with respect to such indenture, subject to certain conditions, which will be specified in the applicable prospectus supplement and which may include, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, such holders may have an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if such indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.
Modification of the Indenture
We and the trustee may modify any indenture that governs our debt securities of any series covered by this prospectus with or without the consent of the holders of such debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge
The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.
Regarding the Trustee
We will identify the trustee and any relationship that we may have with such trustee, with respect to any series of debt securities, in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of OptiNose, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.
Governing Law
The law governing the indenture and the debt securities will be identified in the prospectus supplement relating to the applicable indenture and debt securities.
Outstanding Senior Secured Notes
In September 2019, we entered into a Note Purchase Agreement (the Pharmakon Senior Secured Notes) with funds managed by Pharmakon Advisors, LP, or Pharmakon, the investment manager of the BioPharma Credit funds, or BioPharma. The Pharmakon Senior Secured Notes provide us with $130.0 million in debt financing, of which $80.0 million was issued on the date we closed the transaction, $30.0 million was issued in February 2020, and $20.0 million was issued in December 2020.
On August 13, 2020, we entered into a letter agreement, or the Pharmakon Letter Agreement, to the
Pharmakon Senior Secured Notes. The Pharmakon Letter Agreement provided us with the option to issue an additional $20.0 million of Pharmakon Senior Secured Notes, subject to us achieving XHANCE net sales and royalties for the quarter ended June 30, 2021 of at least $26.0 million and certain other conditions. As consideration for the Pharmakon Letter Agreement, we issued 44,643 shares of Common Stock to Pharmakon. As of June 30,
2021, we are no longer eligible for the $20.0 million additional Pharmakon Senior Secured Notes as the requisite conditions were not satisfied.
In March 2021, we entered into an amendment to the Pharmakon Senior Secured Notes to revise certain minimum trailing twelve-month consolidated XHANCE net sales and royalties we are required to maintain. As consideration for this amendment, we are required to pay an amendment fee of $1.3 million upon the earlier of the prepayment of the Pharmakon Senior Secured Notes and September 12, 2024 (Maturity Date).
The Pharmakon Senior Secured Notes bear interest at a fixed per annum rate of 10.75% and are scheduled to mature on the Maturity Date. We are required to make quarterly interest payments until the Maturity Date. We are also required to make principal payments, which are payable in eight equal quarterly installments beginning on December 15, 2022 and continuing until the Maturity Date; provided that we may, at our election, postpone any such principal payment until the Maturity Date if, as of the applicable payment date, certain trailing four-quarter consolidated XHANCE net sales and royalties thresholds have been achieved. We paid an upfront fee of $1.125 million on the original September 2019 closing date.
We are required to repay the Pharmakon Senior Secured Notes in full upon the occurrence of a change of control (as defined in the Note Purchase Agreement). In addition, we may make voluntary prepayments of the Pharmakon Senior Secured Notes, in whole or in part. All mandatory and voluntary prepayments of the Pharmakon Senior Secured Notes are subject to the payment of prepayment premiums as follows: (i) if prepayment occurs prior to the third anniversary of the closing date, an amount equal to 2% of the principal prepaid and (ii) if prepayment occurs on or after the third anniversary of the closing date but prior to the fourth anniversary of the closing date, an amount equal to 1% of the principal prepaid. No prepayment premium is due on any principal prepaid on or after the fourth anniversary of the closing date. We are also required to pay a “make-whole” amount in respect of any principal payments (whether mandatory or voluntary) made prior to the 30-month anniversary of the issuance of the applicable note, in an amount equal to the interest that would have accrued through the 30-month anniversary in respect of such note but for such principal payments.
The Pharmakon Senior Secured Notes are secured by a pledge of substantially all of our assets and contains affirmative and negative covenants customary for financings of this type, including limitations on our and our subsidiaries’ ability, among other things, to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, grant certain licenses related to our products, technology and other intellectual property, pay dividends and distributions, repay junior indebtedness and enter into affiliate transactions, in each case, subject to certain exceptions. In addition, the Pharmakon Senior Secured Notes contain financial covenants requiring us to maintain at all times at least $30,000,000 of cash and cash equivalents and achieve certain minimum trailing twelve-month consolidated XHANCE net sales and royalties, tested on a quarterly basis. As of June 30, 2021, we were in compliance with all applicable covenants.
The Note Purchase Agreement also includes events of default customary for financings of this type, in certain cases subject to customary periods to cure, following which BioPharma may accelerate all amounts outstanding under the notes.

DESCRIPTION OF OUR UNITS
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.
We will incorporate by reference into the registration statement of which this prospectus forms a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units, and the unit agreements, are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.
General
We may issue units comprised of one or more shares of our common stock or preferred stock, debt securities and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
We will describe in the applicable prospectus supplement the terms of the series of units, including:
•the designation and terms of the units and of the securities comprising the units, including whether, and under what circumstances, those securities may be held or transferred separately;

•the rights and obligations of the unit agent, if any;

•any provisions of the governing unit agreement that differ from those described below; and

•any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.
The provisions described in this section, as well as those described under “Description of Our Common Stock,” “Description of our Preferred Stock,” “Description of Our Debt Securities” and “Description of Our Warrants,” will apply to each unit and to any common stock, preferred stock, debt securities or warrants included in each unit, respectively.
Issuance in Series
We may issue units in such amounts and in numerous distinct series as we determine.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the Commission, at the investor section our website at www.optinose.com. Information contained on or accessible through our website is not a part of this prospectus or any prospectus supplement, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with Commission rules:
•Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 3, 2021;
•Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the Commission on May 5, 2021 and August 11, 2021, respectively;
•Our Current Reports on Form 8-K filed with the Commission on February 25, 2021, March 3, 2021 (other than Item 2.02 and Exhibit 99.1), May 5, 2021 (other than Item 2.02 and Exhibit 99.1), June 10, 2021, July 30, 2021 and August 11, 2021 (other than Item 2.02 and Exhibit 99.1);
•Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2021 (other than the portions thereof that are furnished and not filed); and
•The description of our common stock contained in our registration statement on Form 8-A (File No. 001-38241) filed with the Commission on October 10, 2017, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2020, including any further amendment or report filed for the purpose of updating such description.
You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost by contacting: OptiNose, Inc., 1020 Stony Hill Road, Suite 300, Yardley, PA 19067, Attention: Chief Legal Officer, or by calling (267) 364-3500. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.optinose.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Hogan Lovells US LLP. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS
The consolidated financial statements of OptiNose, Inc. appearing in OptiNose, Inc.’s Annual Report (Form 10‑K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

26,320,000 Shares of Common Stock

and

Warrants to purchase up to 26,320,000 shares of Common Stock

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PROSPECTUS SUPPLEMENT
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Piper Sandler	BMO Capital Markets	Cantor

November 21, 2022